Exhibit 10.1

OTHER CASH-BASED
AWARD AGREEMENT
PURSUANT TO THE
AMENDED AND RESTATED
EXPRESS, INC. 2018 INCENTIVE COMPENSATION PLAN

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Participant: [_________]

Grant Date: [_________]

Value of Cash-Based Award: [___________]

* * * * *

THIS AWARD AGREEMENT FOR OTHER CASH-BASED AWARDS (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Express, Inc., a Delaware corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Amended and Restated Express, Inc. 2018 Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant to the Participant an Other Cash-Based Award in the target amount set forth above, which will be settled in cash (“Cash Award”).
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Grant of Cash Award.
a.The Company hereby grants to Participant, as of the Grant Date specified above, a target amount of Cash Award as specified above.
b.Participant must accept the terms of this Agreement through the Company’s online acceptance process within sixty days after the Agreement is presented to Participant for review. If Participant does not accept this Agreement through the online acceptance process within sixty days after the Agreement is presented for review, the Company shall automatically accept this Agreement on Participant’s behalf.
2.Plan Terms Control.
a.This Agreement is subject in all respects to the terms of the Plan (including any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder). All of the terms of the Plan are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized terms not defined in this Agreement shall have the same meaning as is ascribed under the Plan.
b.Participant acknowledges receipt of a true copy of the Plan (which is also filed publicly) and a prospectus describing the material terms of the Plan. Participant has read the Plan carefully and fully understands its content, including the Committee’s broad authority to administer the Plan (as set forth under Article III of the Plan).
c.In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

3.Vesting and Payment.
a.General. The Cash Award is subject to both a time-based vesting condition (as described in Section 3(c)) and a performance-based vesting condition (as described in Section 3(b)), both of which must be satisfied before any portion of the Cash Award will become vested and may be settled in accordance with this Agreement. The Cash Award will not vest (in whole or in part) unless and only to the extent both requirements are satisfied, except as set forth in Section 3(d) and Section 3(e). A maximum of [_____]% of the Target Award may be earned pursuant to the terms of this Agreement, and any portion of the Cash Award that is not earned as a result of the performance conditions stated in Section 3(b) shall be immediately forfeited without consideration upon such determination by the Committee.
b.Performance-Based Vesting. Subject to the provisions of Section 3(c) hereof, the Cash Award subject to this grant shall become tentatively vested based on performance as based on the Company’s achievement of varying levels of cumulative “Adjusted EBITDA” for the [_____]-year performance period beginning on the first day of the Company’s [_____] fiscal year and ending on the last day of the Company’s [_____] fiscal year pursuant to Table 1 below, as modified by relative Total Shareholder Return pursuant to Table 2 below.
TABLE 1

Adjusted EBITDA	Performance Level	Percentage of Cash Award Tentatively Vested Based on Performance
$[___]	Threshold	[_____]
$[___]	Target	[100]%
$[___]	Maximum	[_____]
For purposes hereof, the performance metric of “Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation, and amortization and adjusted to exclude the impact of any non-core operating costs consistent with past practice. To the extent that actual Adjusted EBITDA for the performance period hereunder is between the Threshold level and the Target level or between the Target level and the Maximum level, the percentage of Cash Award to become tentatively vested hereunder based on performance shall be determined on a pro rata basis using straight line interpolation; provided that no portion of the Cash Award shall become tentatively vested based on performance if (i) the actual Adjusted EBITDA level achieved for the performance period is less than the Threshold level of performance set forth in the schedule above and provided, further, that the maximum percentage of Cash Award that may become tentatively vested based on performance shall not exceed the percentage set forth in the schedule above corresponding to the Maximum level of performance set forth in the schedule above.
In evaluating the performance conditions set forth above, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including (a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year; (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (c) a change in tax law or accounting standards required by generally accepted accounting principles.
TABLE 2

TSR Percentile Rank vs. Peer Group	TSR Modification to Table 1 Result
</= 25th	-25%
Between 25th and 75th	None
>/= 75th	+25%
As noted above, the extent to which the performance goal is met based on Adjusted EBITDA performance shall be subject to modification based on relative Total Shareholder Return as provided in Table 2, For the purposes hereof, the performance metric of “TSR Percentile Rank vs. Peer Group” means the Company’s performance based on relative TSR compared to the Dow Jones US Retail Apparel Index (the “Peer Group”) during the period beginning on the first day of the Company’s [_____] fiscal year and ending on the last day of the Company’s [_____] fiscal year. No interpolation shall be applied with respect to TSR performance below, within, or above the levels set forth above; and provided, further, that no adjustment pursuant to Table 2 shall increase the percentage determined pursuant to Table 1 above the Maximum [_____]% level.
c.Time-Based Vesting. To the extent that the Cash Award becomes tentatively vested based on performance pursuant to Section 3(b) hereof, such tentatively vested Cash Award shall become fully vested pursuant to the schedule set forth in the table below, provided that the Participant has not incurred a Termination prior to the vesting date:

Vesting Date	Cumulative Percentage of Award to Become Fully Vested
[_____]	100%
There shall be no proportionate or partial vesting under this Section 3(c) in the periods prior to each vesting date and all vesting under this Section 3(c) shall occur only on the vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries from the Grant Date to the vesting date.
d.Death or Disability Terminations. Notwithstanding Section 3(a), Section 3(b) and Section 3(c), in the event of Termination due to (i) the Participant’s death or (ii) the Participant’s Disability, the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination shall become fully vested as of the date of such Termination as follows:
i.Prior to Completion of Performance Period. In the event that such Termination occurs prior to the completion of the applicable performance period under Section 3(b), the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination shall become fully vested as of the date of such Termination at the target performance level of achievement under Section 3(b) without regard to the vesting provisions under Section 3(c).
ii.On or After Completion of Performance Period. In the event that such Termination occurs on or after the completion of the applicable performance period under Section 3(b), the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination that have previously become tentatively vested under Section 3(b) shall become fully vested as of the date of such Termination without regard to the vesting provisions under Section 3(c).
e.Retirement. Notwithstanding Section 3(a), Section 3(b) and Section 3(c), in the event of the Participant’s Termination due to “Retirement” (as defined below), the unvested portion of the Cash Award subject to this grant as of the date of such Termination shall be subject to the following provisions:
i.Prior to Completion of Performance Period. In the event that such Termination occurs prior to the completion of the applicable performance period under Section 3(b), the unvested portion of the Cash Award subject to this grant as of the date of such Termination that shall be eligible to become vested under Section 3(b) shall be determined on a pro rata basis by multiplying the unvested portion of the Cash Award outstanding hereunder that could become vested on the vesting date set forth in Section 3(c) by a fraction, the numerator of which is the number of days in which the Participant was employed by the Company or its Subsidiaries for the period commencing on the Grand Date and continuing through the date of such Termination, and the denominator of which is the number of days in the period commencing on the Grant Date and ending on the vesting date set forth in Section 3(c). Thereafter, the portion of the Cash Award eligible to vest under Section 3(b), after taking into account the reduction contemplated by this Section 3(e)(i), shall become fully vested upon completion of the applicable performance period provided in Section 3(b) based on actual performance during such performance period in accordance with the provisions of Section 3(b).

ii.On or After Completion of Performance Period. In the event that such Termination occurs on or after the completion of the applicable performance period under Section 3(b), the unvested portion of the Cash Award outstanding hereunder as of the date of such Termination that have previously become tentatively vested under Section 3(b) shall become fully vested as of the date of such Termination on a pro rata basis determined by multiplying the unvested portion of the Cash Award outstanding hereunder that are scheduled to become fully vested under Section 3(c) on the vesting date set forth in Section 3(c) by a fraction, the numerator of which is the number of days in which the Participant was employed by the Company or its Subsidiaries for the period commencing on the Grant Date and continuing through the date of such Termination, and the denominator of which is the number of days in the period commencing on the Grant Date and ending on the vesting date set forth in Section 3(c).
For purposes hereof, the term “Retirement” shall mean any Termination by the Participant, other than a Termination for Cause, death or Disability, at or after age fifty-five (55) and when the Participant has at least ten (10) years of full-time continuous service with the Company or any of its Subsidiaries.
f.Effect of Detrimental Activity. The provisions of Section 10.4 of the Plan regarding Detrimental Activity shall apply to the Participant and the Cash Award, and the provisions thereof are hereby incorporated by reference into this Agreement.
g.Recoupment. For the avoidance of doubt, Section 14.23 of the Plan, regarding recoupment and clawback of Awards under the Plan, shall apply to the Participant and the Cash Award, and the provisions thereof are hereby incorporated by reference into this Agreement.
h.Forfeiture. Subject to Section 3(d) and Section 3(e), the entire unvested portion of the Cash Award shall be immediately forfeited upon the Participant’s Termination for any reason.
4.Award Settlement. Subject to the provisions of the Plan, the Company shall deliver to the Participant on the first payroll date following the date on which each Cash Award becomes fully vested hereunder, but in no event later than thirty days after such date, a lump sum cash payment equal to the applicable percentage of the Cash Award as of the vesting date, in each case less any amounts required to satisfy any federal, state or local taxes required by law to be withheld. In no event shall a Participant be entitled to receive any cash distribution with respect to any unvested or forfeited portion of the Cash Award. For avoidance of doubt, in the event of a distribution in connection with Retirement, such distribution may be delayed pursuant to Section 14.16 of the Plan if Participant is a “specified employee” at the time of such Retirement.
5.Non-transferability. The Cash Award, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Cash Award, or the levy of any execution, attachment or similar legal process upon the Cash Award, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.
6.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
7.Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Cash Award. Any statutorily required withholding obligation with regard to the Participant may, unless not permitted by the Committee, be satisfied by reducing the amount of cash otherwise deliverable to the Participant hereunder, and any additional tax withholding permitted by the Committee up to the maximum permissible withholding may be satisfied similarly provided such reduction would not cause adverse accounting or tax consequences to the Company.

8.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
9.Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
10.No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or their respective Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without cause.
11.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Cash Award granted under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
12.Compliance with Laws. This issuance of Cash Award pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including the Exchange Act and the Securities Act) and any other law or regulation applicable thereto.
13.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 5 hereof) any part of this Agreement without the prior express written consent of the Company.
14.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
15.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
16.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
17.Severability; Waiver. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. The waiver by any party to this Agreement of a breach of any term of the Agreement shall not operate or be construed as a waiver of any other subsequent breach.
18.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the grant of the Cash Award made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Cash Award granted hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
19.Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. Participant consents to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
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By selecting the signature button below, Participant is signing this Agreement electronically and agreeing that Participant’s electronic signature is the legal equivalent of a manual signature on this Agreement. In addition, Participant is agreeing to the terms of this Agreement, as of the Grant Date.